Exhibit 99(a)

                             October 26, 1995

                     CACI Announces Intent to Acquire
                          IMS Technologies, Inc.


Arlington, Va.--CACI International Inc (NASDAQ: CACI) announced today that they have signed a Letter of Intent to acquire all of the stock of IMS Technologies, Inc. (IMS) for $6.5 million in cash. The agreement also calls for the payment of consulting fees of $1.5 million over 3 years to four founders of IMS. The acquisition is subject to due diligence, and approval of a detailed acquisition agreement by each Company's Board of Directors. The transaction is expected to close on or about January 3, 1996.

IMS has approximately 375 employees, and generates approximately $22 million per year in revenue. IMS helps clients solve complex management and technical problems through effective use of information technology. These services are provided to the U.S. Navy, the Departments of Justice and Education, the Drug Enforcement Agency, the Social Security Administration and the IRS. IMS is headquartered in Rockville, MD and has major offices in Dahlgren, VA, Arlington, VA, New Orleans, LA, and Cherry Point, NC. Based upon current forecasts, the acquisition should provide at least $0.05 in earnings per share during the first full year of operations.

Chairman, President and CEO Dr. Jack London said, "We are extremely pleased to have the people of IMS Technologies join with CACI. They are well managed, and have received numerous awards for being an outstanding small business contractor. IMS will make a significant contribution to our future growth." Dr. London also noted, "The addition of IMS is a further step in our business plan which calls for synergistic, anti-dilutive niche acquisitions."

CACI is an international information technology products and services corporation. The company specializes in developing and integrating systems, software,, and simulation products in support of government agencies and commercial enterprises worldwide.

                               ###

For further information contact:   Samuel Strickland
                                   CACI International Inc
                                   (703) 841-7800

                                   Douglas Poretz
                                   Douglas Poretz, Ltd.
                                   (703) 506-1778